UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                             -----------------------------
                                                    SEC FILE NUMBER
                                                       811-21479
                                                      CUSIP NUMBER

                                             -----------------------------

(CHECK ONE): [ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q
                  [ ] Form N-SAR  |X| Form N-CSR

For period ended:  March 31, 2008

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the transition period ended: ___________________


  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION

--------------------------------------------------------------------------------
FULL NAME OF REGISTRANT

Madison Harbor Balanced Strategies, Inc.
--------------------------------------------------------------------------------
FORMER NAME IF APPLICABLE

Not Applicable
--------------------------------------------------------------------------------

ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)

405 Lexington Avenue, 47th Floor
--------------------------------------------------------------------------------

CITY, STATE AND ZIP CODE

New York, NY 10174
--------------------------------------------------------------------------------

PART II -- RULES 12B-25(B) AND (C)
--------------------------------------------------------------------------------
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

               (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

               (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the
      |X| fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

               (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company is unable, without unreasonable effort and expense, to file its Report on Form N-CSR for the period ended March 31, 2008 on a timely basis due to delays in completing the financial statements required to be included in the Form N-CSR. The Company anticipates that it will file its Certified Shareholder Report on Form N-CSR within the period provided by the Rule 12b-25 under the Securities Exchange Act of 1934, as amended.

PART IV -- OTHER  INFORMATION  (1)

Name and telephone number of person to contact in regard to this notification

          Edward M. Casal         212              380-5530
          ---------------     -----------     -----------------
              (Name)          (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s). |X|Yes       No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                    Madison Harbor Balanced Strategies, Inc.
             ------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 28, 2008                     By:      /s/Edward M. Casal
                                                 --------------------------
                                                 Name:  Edward M. Casal
                                                 Title:  Chief Executive Officer



--------------------------------------------------------------------------------
                                    ATTENTION
       INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
--------------------------------------------------------------------------------